Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-269453), Form S-3 (No. 333-262554) and Form S-8 (No. 333-257050) of Vivos Therapeutics, Inc. and Subsidiaries (the “Company”), of our report dated March 28, 2024, relating to the consolidated financial statements of the Company, as of and for the year ended December 31, 2023 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

/s/ Moss Adams, LLP.

Denver, Colorado

March 28, 2024